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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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         14a-6(e)(2))
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    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                            HUNTWAY REFINING COMPANY
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2001


To Our Shareholders:

The year 2000 has been a successful one for Huntway Refining Company, and the performance of last year has now been capped off by our entering into a strategic transaction with Valero Energy Corporation.

On March 20, 2001, Huntway entered into an Agreement and Plan of Merger with a wholly-owned subsidiary of Valero Energy Corporation. In the merger, shareholders will receive $1.90 in cash without interest for each share of common stock. Under the Agreement and Plan of Merger, Valero will also repay or acquire certain of the outstanding indebtedness of our company. The enterprise/transaction value is approximately $78 million. Consummation of the merger is subject to a number of conditions precedent described in the Agreement and Plan of Merger, including approval by our stockholders. I encourage all shareholders to carefully read the proxy statement with respect to this transaction.

Huntway enjoyed a great year in 2000, earning net income of $9,127,000, or 33 cents a diluted share, on revenues of $193,293,000. In fact, 2000 results marked the FIFTH STRAIGHT YEAR of improved earnings for the company. Results in 2000 benefited from a 15%, or 760,000 barrel, increase in sales volume due to higher demand which we were able to supply by increased production from the Benicia refinery. The increase in production resulted from the modernization project completed in May 1999 along with completion in April 2000 of a new 155,000 barrel asphalt storage tank. Increased levels of purchased asphalt for resale also contributed to the increase in sales volume.

Light end margins per barrel increased $3.27 a barrel between 2000 and 1999 (not counting any impact of hedge gains) because increasing gasoline and diesel prices in


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California (our light-end prices are tied to wholesale gasoline and diesel prices) exceeded the increase in average crude oil costs. Average asphalt margins declined between years because average asphalt prices -- although higher in 2000 than 1999 -- fell short of the 64% rise in average per barrel crude oil costs.

CRUDE OIL HEDGING
Included in the year 2000 net income was $8,585,000, or 17 cents per diluted share, in non-recurring crude oil hedge gains. In 2000, average crude oil costs as measured by the average cost of West Texas Intermediate (WTI) jumped dramatically, averaging over $10 per barrel more than in 1999 and more than double 1998's costs. In both 1999 and 2000, the company put in place crude oil hedging facilities to partially mitigate the effect of rising crude oil costs and these facilities worked as planned.

The company has partially hedged its crude oil costs since 1994. Huntway does not seek to make money on its crude oil hedging activities but does endeavor to protect its asphalt margins against increases in crude oil costs. Over a long period of time, we would expect that our crude oil hedging gains will equal or closely approximate our crude oil hedging losses. With respect to our current hedge position, it is important to note that the hedge arrangements that we now have in place are effective for January through October of 2001 and cover only approximately 17% of our expected crude oil requirements over that period. In 2001, the company is not anticipating significant crude oil hedge gains or losses.

OPERATIONS
Operationally, both of our refineries ran extremely well in 2000 and generated record throughput. Total production in 2000 totaled 5,659,000 barrels, or an increase of 18% over 1999, which set the prior production record. Cash production costs per barrel incurred in 2000 approximated those in 1999. Normally one would expect that per barrel cash processing costs would decline commensurate with increased production, but this did not happen due primarily to the sharp rise in natural gas costs between years. Our natural gas costs more than doubled in 2000 versus 1999, increasing nearly $2 million.


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I am pleased to report that Huntway will be the sole asphalt supplier on a 2 1/2 mile stretch of the Long Beach freeway in Southern California. We believe that this high profile project will demonstrate that our modified asphalt products last as long as concrete and can be effectively used for freeway construction and rehabilitation.

Subject to the fulfillment of certain conditions, in May of this year we anticipate completing the purchase of the land beneath our Wilmington refinery and an adjacent parcel for approximately $2,600,000.

As we look ahead, we anticipate our light end gross margins in 2001 will be lower than in 2000. Recently, our largest light end product customer in 2000 gave a notice canceling its existing contracts for the purchase of light end products generally effective at the end of March 2001. We have negotiated replacement sales agreements (including with Valero) for a portion of the affected products and believe that we can place the remainder in the ordinary course of business. However, we will not be able to realize a comparable margin on our light products in 2001 as we would have had we continued to sell them under the canceled agreements and may not in future years.

NEW YORK STOCK EXCHANGE LISTING
As you may be aware, since September 1999 we have been vulnerable to the possibility that The New York Stock Exchange (NYSE) could de-list our common stock. This situation came about as a result of an increase in the continued listing standards of the NYSE to not less than $50,000,000 in market capitalization and $50,000,000 in stockholders equity. In September 1999, we submitted a plan that was accepted by the NYSE that endeavored to demonstrate how the company would come into compliance with both the market capitalization criteria and the stockholders equity criteria by February 2001.

We updated our original compliance plan with the NYSE on a quarterly basis since September 1999. We were able to timely meet the $50,000,000 stockholders equity criteria as a result of the strong earnings achieved in 2000. However, the end of the 18 month compliance period or February 9, 2001 our market capitalization stood at


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$20,106,000, well below the $50,000,000 continued listing criteria. On April 5,
2001 we were notified that the NYSE was taking action to de-list our common stock. We appealed the NYSE determination on April 11, 2001. This appeal should allow our stock to continue to be listed on the NYSE until at least our hearing date, which is scheduled for June 6, 2001.

A CLOSING WORD
In closing, I must tell you personally that I will miss my association with Huntway. I have enjoyed my tenure at the company and assisting in its turnaround from losses to healthy profitability. This has been evidenced by a 1,775% (or nearly 18-fold) increase in fully diluted market capitalization since the beginning of 1996 and a compound 39 percent annual increase in the stock price during this same period of time. The contributions of my fellow officers and of all our salaried and hourly employees to our success has been extraordinary.

In addition, I want to thank our Board of Directors, and earlier the Operating Committee of the predecessor partnership, who over the years have provided intelligent guidance and counsel while maintaining the focus on shareholder value. Special thanks to our Chairman, Juan Forster for his dedication to the company over a nearly 22-year period dating back to 1979. Thanks to our many loyal shareholders for their patience and support. Lastly and most importantly I want to thank God for answering the countless prayers from so many of us in guiding the company to where it is today.

I look forward to meeting each of you who can attend at our May 30, 2001 meeting of shareholders at our Newhall, California offices.

Respectfully,


Warren J. Nelson
President and
Chief Executive Officer


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